                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

    /X/  Filed by the Registrant
    / /  Filed by a Party other than the Registrant

    CHECK THE APPROPRIATE BOX:

    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                      HA-LO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                             HA-LO INDUSTRIES, INC.
                             5980 WEST TOUHY AVENUE
                             NILES, ILLINOIS 60714
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1999

    Notice is hereby given that the Annual Meeting of Shareholders of HA-LO Industries, Inc., an Illinois corporation (the "Company"), will be held at ROOM 20C, HARRIS BANK, CHICAGO, ILLINOIS on Tuesday, May 11, 1999 at 10:00 a.m., local time, for the following purposes:

(1) To elect ten directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

(2) To ratify the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 1999; and

(3) To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on March 16, 1999 are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. A complete list of the shareholders entitled to vote at the meeting will be subject to inspection by any shareholder at the Company's principal executive office, 5980 West Touhy Avenue, Niles, Illinois 60714, during usual business hours, for a period of ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                             [SIGNATURE]

                                          LOU WEISBACH
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Niles, Illinois
March 30, 1999

                            ------------------------

    THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                             HA-LO INDUSTRIES, INC.
                             5980 WEST TOUHY AVENUE
                             NILES, ILLINOIS 60714
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1999

                                  INTRODUCTION

    The accompanying proxy is solicited by the Board of Directors of HA-LO Industries, Inc., an Illinois corporation ("HA-LO" or the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. The Company's principal executive office is located at 5980 West Touhy Avenue, Niles, Illinois 60714 and its telephone number is (847) 647-2300. Shareholders of record at the close of business on March 16, 1999 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about March 30, 1999.

                                  THE MEETING

VOTING AT THE MEETING

    On March 16, 1999, there were issued and outstanding 48,477,748 shares of common stock, no par value (the "Common Stock"). Each share of Common Stock issued and outstanding on the record date entitles the holder thereof to one vote on all matters submitted to a vote of shareholders at the meeting.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of the holders of a majority of the shares represented at the meeting, whether present in person or represented by proxy, will be necessary for the election of directors and for the ratification of the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 1999. Abstentions and broker non-votes will have the effect of a vote against a nominee or a proposal.

PROXIES AND PROXY SOLICITATION

    All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR the ratification of the reappointment of Arthur Andersen LLP as the Company's independent auditors for 1999. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the named proxies will vote in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares in person.

    In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telecopy. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of March 16, 1999, certain information concerning the beneficial ownership of Common Stock by (i) all directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table below and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned by that person.

                                                                                NUMBER OF SHARES
                                                                                  BENEFICIALLY
                                                                                      OWNED           APPROXIMATE
NAME AND ADDRESS(1)                                                             ON MARCH 16, 1999  PERCENT OF CLASS
------------------------------------------------------------------------------  -----------------  -----------------
Lou Weisbach..................................................................       3,075,783(2)            6.3%
Linden D. Nelson..............................................................       2,900,931(3)            6.0%
Seymour N. Okner..............................................................         661,953(4)            1.4%
Richard A. Magid..............................................................         425,560(5)          *
Marshall J. Katz..............................................................         285,737(6)          *
David C. Robbins..............................................................         131,356(7)          *
Neil A. Ramo..................................................................         148,956(8)          *
Thomas Herskovits.............................................................         111,346(9)          *
Jordon R. Katz................................................................          61,421(10)         *
Robert Sosnick................................................................          17,500(11)         *
Jon Sloan.....................................................................          16,030(12)         *
All Directors and Executive Officers, as a group (21 persons).................       8,192,578              16.9%

------------------------

*   Less than one percent.

(1) The address of each executive officer and director of the Company is in care of the Company, 5980 West Touhy Avenue, Niles, Illinois 60714.

(2) Includes 544,256 shares subject to options held by Mr. Weisbach that are exercisable on March 16, 1999 or within 60 days thereafter (the "Measurement Period"), and 2,286,527 shares owned by the Lou Weisbach Revocable Trust. Excludes 127,500 shares held in trust for the benefit of Mr. Weisbach's wife and 76,780 shares held in trusts for the benefit of Mr. Weisbach's children, over which Mr. Weisbach has no sole or shared powers to vote or dispose.

(3) Includes 43,372 shares owned by Maple Lane Acquisition Limited Liability Company ("Maple Lane"), of which Mr. Nelson is the managing member; 131,250 shares owned by Mr Nelson's wife; 78,300 shares held by a charitable foundation of which Mr. Nelson is President; and 439,744 shares subject to options exercisable during the Measurement Period. Excludes 262,500 shares held in trusts for the benefit of Mr. Nelson's children, over which Mr. Nelson has no voting or dispositive powers.

(4) Includes 22,500 shares subject to options held by Mr. Okner that are exercisable during the Measurement Period, 526,240 shares owned by the Seymour N. Okner Revocable Trust, 99,667 shares held by a charitable foundation of which Mr. Okner is the President, and 46 shares held by Mr. Okner's spouse. Excludes 372,755 shares held in trusts for the benefit of two of Mr. Okner's children, over which Mr. Okner has no sole or shared powers to vote or dispose and in which Mr. Okner's spouse is a trustee.

(5) Includes 393,812 shares subject to options held by Mr. Magid that are exercisable during the Measurement Period.

(6) Includes 282,137 shares subject to options held by Mr. Katz that are exercisable during the Measurement Period.

(7) Includes 83,316 shares subject to options held by Mr. Robbins that are exercisable during the Measurement Period; and an aggregate of 1,405 shares owned in trust for the benefit of Mr. Robbins' two minor children. Excludes 91,171 shares held in trust for the benefit of Mr. Robbins' wife, over which Mr. Robbins has no voting or dispositive power.

(8) Includes 82,680 shares subject to options held by Mr. Ramo that are exercisable during the Measurement Period and 562 shares subject to options held by Mr. Ramo's wife that are exercisable during the Measurement Period.

(9) Includes 32,718 shares held jointly with Mr. Herskovits' wife; 11,250 shares owned by Mr. Herskovits' minor son; and 58,753 shares subject to options held by Mr. Herskovits that are exercisable during the Measurement Period.

(10) Includes 16,312 shares held by the JR Katz Profit Sharing Plan; 796 shares owned by Mr. Katz's minor sons; 1,500 shares owned by Mr. Katz's spouse; and 42,813 shares subject to options held by Mr. Katz that are exercisable during the Measurement Period.

(11) Consists of 17,500 shares subject to options held by Mr. Sosnick that are exercisable during the Measurement Period.

(12) Includes 15,750 shares subject to options held by Mr. Sloan that are exercisable during the Measurement Period.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each of the Company's executive officers and directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's equity securities. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during the fiscal year ended December 31, 1998, all of its officers, directors and 10% beneficial owners timely filed all required reports, except for David Blumenthal, Sabina D. Filipovic, Gregory J. Kilrea, Barry T. Margolin, Linden D. Nelson, Michael P. Nemlich, Seymour N. Okner and Neal A. Ramo, each of whom filed one late report required to be filed on Form 4, and Marshall J. Katz, who filed four late reports required to be filed on Form 4.

                             ELECTION OF DIRECTORS

    Ten directors are to be elected to the Board of Directors. Each director elected at the meeting will hold office until the next Annual Meeting of Shareholders of the Company or until his respective successor is duly elected and qualified.

    The Board of Directors has nominated, and it is the intention of the persons named as proxies to vote for the election of, the nominees named below, each of whom has consented to serve as a director if elected. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unable to serve.

    Mr. Robbins is the son-in-law of Mr. Okner; there are no other family relationships between any directors and executive officers of the Company.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS(1)

    The following table sets forth certain information as of March 30, 1999 with respect to each nominee:

NAME                                AGE                               POSITION WITH THE COMPANY
------------------------------      ---      ---------------------------------------------------------------------------

Lou Weisbach..................          50   Chairman of the Board, President and Chief Executive Officer

Linden D. Nelson..............          38   Director and Vice Chairman of the Board; Chief Executive Officer of
                                             Creative Concepts in Advertising, Inc.

Seymour N. Okner..............          72   Director; Chairman of the Board of Market USA, Inc. and Marusa Marketing,
                                             Ltd.

Richard A. Magid..............          40   Director, Chief Operating Officer, Treasurer and Assistant Secretary

David C. Robbins..............          46   Director, Executive Vice President

Thomas Herskovits.............          52   Director

Jordon R. Katz................          47   Director

Marshall J. Katz..............          50   Director

Neil A. Ramo..................          56   Director

Robert Sosnick................          65   Director

    LOU WEISBACH has been the Chairman of the Board, President and Chief Executive Officer of the Company since January 1, 1988. From 1972 through 1987, he operated the predecessor of the Company as a sole proprietorship.

    LINDEN D. NELSON has served as the Vice Chairman of the Company and Chief Executive Officer of Creative Concepts in Advertising, Inc., a wholly owned advertising specialty subsidiary of the Company, since its acquisition by HA-LO in January 1997. Mr. Nelson was the Chairman and Chief Executive Officer of Creative Concepts in Advertising, Inc.'s predecessor since its inception in July 1979 through December 1996.

    SEYMOUR N. OKNER has served as a director of the Company and as Chairman of the Board of Market USA and Marusa Marketing, Ltd., a marketing company and an affiliate of Market USA, since their acquisition by HA-LO in September 1996. Previously, Mr. Okner was the President, Treasurer, Secretary and a director of Market USA's predecessor since its inception in November 1988. He was also the President and Secretary of Marusa Marketing, Ltd. from April 1992 through September 1996. Prior to 1988, Mr. Okner served in various executive capacities, primarily in the insurance industry, including President of Montgomery Ward Life Insurance Company and Signature Life Insurance Company of America.

    RICHARD A. MAGID has served as a director of the Company since 1992, was appointed Chief Operating Officer in July 1996 and has been the Treasurer since August 1992 and the Assistant Secretary since March 1996. He previously served as the Chief Financial Officer from August 1992 until July 1996 and Vice President-Finance from August 1992 through March 1996. From 1981 until joining HA-LO in 1992, he was employed by the accounting firm of Arthur Andersen LLP, most recently as an audit and financial consulting manager.

    DAVID C. ROBBINS has been Executive Vice President since November 1992 and a director of the Company since 1995. From 1978 to November 1992, he was an independent sales representative of marketing specialty and premium advertising products.

    THOMAS HERSKOVITS has served as a director of the Company since 1992. Mr. Herskovits has been the managing partner of Herskovits Enterprises, a venture capital company, since 1996 and was the President and Chief Executive Officer of Specialty Foods Corp. from 1993 to 1996. From 1989 through 1993, he was President of the KGF Frozen Products Group, an operating unit of Kraft General Foods. From 1984 to 1989, he was President of the Kraft Dairy Group of Kraft General Foods.

    JORDON R. KATZ has served as a director of the Company since 1992. Mr. Katz has been the president of JR Katz Assoc., Inc., an insurance and employee benefits planning company, since 1976.

    MARSHALL J. KATZ has been a director and an independent financial consultant to the Company and other parties since 1992. From 1988 through 1991, Mr. Katz was the owner and president of Northbrook Management Co., a money management firm trading in futures and options.

    NEIL A. RAMO has served as a director of the Company since 1992 and has been the president of NEMAR, Inc., an independent marketing company, since July 1993. Since May 1996, Mr. Ramo has also been a realtor of the Prudential Florida Realty Company. From August 1991 through June 1993, Mr. Ramo was the president of RMI, Inc., d/b/a Creative Promotions International, a predecessor marketing company to NEMAR, Inc. From 1984 to 1989, he was the president of Carson Pirie Scott

Department Stores. After retiring from Carson Pirie Scott Department Stores, he pursued personal interests until he founded RMI, Inc.

    ROBERT SOSNICK has served as a director of the Company since November 1997. Mr. Sosnick has been the president of Real Estate Development & Investment Company, a developer of high rise office buildings, industrial parks, shopping centers and other developments since 1980. Since 1986, he has been a director of Palace Sports & Entertainment, an owner and developer of entertainment and sports arenas.

------------------------

(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, and directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are required to be listed in the above table.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors has designated an Audit Committee and a Compensation Committee. The Board of Directors has not designated a Nominating Committee; rather, the Board of Directors as a whole performs the functions that would otherwise be delegated to such committee.

    Current members of the Audit Committee are Thomas Herskovits and Jordon R. Katz. The functions of the Audit Committee include assessing the scope of the Company's engagement of its independent public accountants, reviewing their reports and recommending to the Board of Directors the engagement and discharge of independent auditors. The Audit Committee recommended the engagement of Arthur Andersen LLP as the Company's auditors for 1999. The Audit Committee also meets with the financial staff of the Company to review accounting procedures and internal audit controls.

    Current members of the Compensation Committee are Thomas Herskovits and Jordon R. Katz. The functions of the Compensation Committee include setting executive officer salaries, determining annual bonuses and, together with the Board of Directors acting as a whole, administering the Company's incentive compensation plans, including the HA-LO Industries, Inc. Stock Plan (the "Stock Plan"), the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) (the "Restated Plan") and the Executive Incentive Compensation Plan (the "Executive Incentive Compensation Plan"). See "Report of the Compensation Committee on Executive Compensation," below.

    During 1998, the Board of Directors held five meetings and took action by written consent fourteen times, the Audit Committee held three meetings and the Compensation Committee took action by meeting or written consent two times. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees, if any, on which he served during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Thomas Herskovits and Jordon R. Katz. None of the members of the Compensation Committee is either a current or former officer or employee of the Company.

COMPENSATION OF DIRECTORS

    Pursuant to the Restated Plan, in 1998 each non-employee director of the Company was entitled to receive compensation in the form of a non-qualified stock option ("NSO") to purchase 15,000 shares of Common Stock (as adjusted to reflect a 3-for-2 stock split in the form of a 50% stock dividend by the Company on February 19, 1999) at an exercise price per share equal to the Fair Market Value (as defined in the Restated Plan) of the Common Stock on the date of the first regularly scheduled Board of Directors meeting during such calendar year. During fiscal 1998, each non-employee director received under the Restated Plan an NSO to purchase 15,000 shares of Common Stock at an exercise price per share of $17.83.

    On March 2, 1999, the date of the first regularly scheduled Board of Directors meeting during 1999, each non-employee director received under the Restated Plan an NSO to purchase 15,000 shares of Common Stock at an exercise price of $10.00.

                              CERTAIN TRANSACTIONS

    Concurrent with the acquisition by the Company of Creative Concepts in Advertising, Inc. and related entities ("CCA") in January 1997, Linden D. Nelson purchased certain nonoperating assets from CCA for consideration consisting of
(i) a $1,530,159 promissory note of Mr. Nelson and (ii) Mr. Nelson's guarantee of the Company's collection of certain other nonoperating assets of CCA and of certain receivables owed by entities controlled by Mr. Nelson, which totalled approximately $2,650,000 (the "Nelson Receivables"). Mr. Nelson is a director and executive officer of the Company. The note bore interest at 7.0% per annum. The largest amount of such indebtedness outstanding at any time in 1998 was $663,000. As of April 8, 1998, all amounts owing under these obligations had been satisfied by Mr. Nelson.

    During 1998, CCA leased its former corporate headquarters located in Beverly Hills, Michigan from Mr. Nelson. Rental payments under this lease were $25,000 per month. As of January 1999, the term of this lease was no longer in effect. In addition, during 1998, pursuant to two lease arrangements, CCA leased office space near Detroit, Michigan from 2100 E. Maple LLC ("E. Maple LLC"), a company controlled by Mr. Nelson and his spouse. Under these two leases with E. Maple LLC, CCA paid approximately $327,630 for rent and related expenses. The Company believes that the lease terms of the leases with Mr. Nelson and his affiliates, including the rental payments, were no less favorable to the Company than the terms the Company otherwise could obtain from unaffiliated third parties.

    During fiscal 1998, the Company paid approximately $1,067,000 to Motor City Creative LLC ("Motor City") for embroidery and other services rendered to the Company. Mr. Nelson indirectly owns a 49% interest in Motor City. The Company expects to pay at least such amount to Motor City for embroidery and other services to be rendered to the Company during fiscal 1999.

    During 1997, CCA advanced approximately $272,000 to Motor City to fund certain operating expenses. All amounts advanced to Motor City were reimbursed by Mr. Nelson in April 1998. Such advances to Motor City will not recur. The largest amount of such indebtedness outstanding at any time in 1998 was $272,000.

    In connection with the Company's acquisition of CCA, the Company issued 4,262,122 shares of Common Stock (the "CCA Shares") to the former shareholders of CCA, including Mr. Nelson (the "CCA Shareholders"). The Company also (i) obligated itself to file registration statements with the Commission with respect to the resale of CCA Shares by the CCA Shareholders, in specified increments, over the two to three years following the acquisition and (ii) granted to the CCA Shareholders certain rights (the "Demand Rights"), exercisable on or before June 30, 1998, to require the Company, at its expense, to register under the Securities Act all or part of the CCA Shares if, by December 31, 1997, sales of CCA Shares by the CCA Shareholders have not generated aggregate gross proceeds to the CCA Shareholders of at least $18.0 million. As of December 31, 1997, sales of CCA Shares had generated aggregate gross sales proceeds of approximately $14.0 million. In addition, if the Company proposes to register under the Securities Act any shares of Common Stock for its own account, the CCA Shareholders may require the Company, at its expense but subject to certain restrictions, to include in such registration all or a portion of the CCA Shares. The Demand Rights were not exercised by Mr. Nelson in 1998.

    As part of the CCA transaction, in January 1997, CCA, Mr. Nelson and Maple Lane (an entity affiliated with Mr. Nelson) entered into (i) a real estate purchase agreement whereby CCA purchased from Maple Lane a parcel of undeveloped real property in Troy, Michigan (the "Troy Real Estate") and (ii) a Real Property Put and Option Agreement whereby CCA would have the right to require Maple Lane to (1) repurchase the Troy Real Estate and (2) lease back the Troy Real Estate on agreed terms (the "Lease"). Mr. Nelson has guaranteed Maple Lane's obligation under these agreements. On January 5, 1999, CCA delivered a put notice to Maple Lane, thereby requiring Maple Lane to purchase the Troy Real Estate for an amount equal to approximately $9,500,000; the closing of the transaction is required on or before April 5, 1999. As of the date hereof, the closing has not yet occurred. The terms of the Lease provide for a triple net, five year term with two five year extensions at CCA's option, with lease payments to be either agreed to by the parties prior to the commencement of the term or, if no agreement can be met, a rental amount deemed to be fair market value rental as determined by independently selected appraisers. As of the date hereof, no agreement has been reached on the initial rental amount of the Troy Real Estate.

    During 1998, CCA made sales to the Linden D. Nelson Foundation, a charitable foundation of which Mr. Nelson is President, in the amount of $199,000.

    In February 1995, the Company entered into a Bonus Shares Agreement (as amended in October 1996, the "Bonus Shares Agreement"), with David C. Robbins, a director and executive officer of the Company. The Bonus Shares Agreement was in recognition of Mr. Robbins' efforts in fostering a particular customer relationship and in consideration of his assistance to the Company in maintaining a continued positive customer relationship with that customer and maximizing its sales and profits under a five-year Exclusive Premium Purchasing Agreement executed by the Company and the customer in January 1995 (the "Purchasing Agreement"). In connection therewith, Mr. Robbins covenanted not to compete with the Company during the term of the Purchasing Agreement. Pursuant to the Bonus Shares Agreement, Mr. Robbins received 450,000 shares of Common Stock (the "Bonus Shares") as restricted stock, which Bonus Shares are in lieu of commissions to which he would otherwise be entitled for sales of Company products under the Purchasing Agreement. Commencing in 1995, these Bonus Shares became eligible to vest (I.E., cease to be subject to transfer restrictions) in accordance with a formula based, in part, upon the gross profit earned by the Company on sales of its products under the Purchasing Agreement. As of January 27, 1998, Mr. Robbins was fully vested in all Bonus Shares.

    In September 1996, the Company acquired Market USA, Inc. ("Market USA") and Marusa Marketing, Ltd. ("Marusa"). Seymour N. Okner, a director of the Company, was the President and a principal shareholder of each of Market USA and Marusa at the time the acquisitions were consummated. Pursuant to the Agreement and Plan of Merger and Amalgamation effecting such acquisitions (the "Merger Agreement"), certain shareholders of Market USA and Marusa, including Mr. Okner (the "Selling Shareholders"), agreed to indemnify the Company for certain liabilities. During 1997-1998, Revenue Canada and the Minister of Revenue of Quebec asserted claims with respect to Marusa's compliance with certain Canadian and Quebec tax regulations for periods prior to the consummation of the merger. Marusa has entered into accords with Canadian and Quebec taxing authority with respect to such assessment and the Selling Shareholders have made payments to the Company of sums required under the Purchase Agreement.

    Pursuant to a Consulting Agreement dated March 17, 1997, Marshall J. Katz, a director of the Company, provides advisory and consulting services to the Company, on a non-exclusive basis, with respect to acquisitions and business combinations. Mr. Katz's compensation for such services is contingent upon the successful completion of acquisitions for which he has rendered advice to the Company. During 1998, Mr. Katz received approximately $770,000 and was granted options to acquire 264,400 shares of Common Stock at the fair market value on date of grant in consideration for consulting services he rendered.

    In January, 1998, with the prior notice and approval of the Company, Mr. Katz entered into an agreement to provide advisory and consulting services to Promotional Marketing, LLC (d/b/a UPSHOT) ("Upshot") and its members with respect to a possible sale of Upshot. In the course of his engagement, Mr. Katz advised Upshot with respect to numerous potential acquisitions by entities unrelated to the Company. In June of 1998, the Company acquired Upshot. Mr. Katz rendered no services to the Company or Upshot in the course of the negotiations and abstained from any discussions of the transaction held by the Company's Board of Directors. Pursuant to Mr. Katz's agreement with Upshot, he was paid an amount equal to $1,381,000 in the transaction.

    Duncan & Hill, a division of the Company, was retained to develop advertising for certain products sold by Natural Golf. Thomas Herskovits, a director of the Company, serves as the Chairman of the Board of and owns a 26% equity interest in Natural Golf. During fiscal 1998, Duncan & Hill billed Natural Golf an aggregate of approximately $133,000 for services rendered.

    JR Katz Assoc., Inc., was retained by the Company as a broker representative for group insurance and as an advisor for retirement plans. Jordon R. Katz, a director of the Company, serves as the President of JR Katz Assoc., Inc. During fiscal 1998, JR Katz Assoc., Inc. earned insurance commissions of $113,920 with respect to its work for the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain summary information with respect to all compensation earned by or paid to each of the Company's Chief Executive Officer and its four other most highly compensated executive officers who were serving as executive officers on December 31, 1998, and whose total salary plus bonus for 1998 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                 COMPENSATION AWARDS
                                                                                                 -------------------
                                                                          ANNUAL COMPENSATION        SECURITIES
                                                                        -----------------------      UNDERLYING
NAME AND PRINCIPAL POSITION                                    YEAR     SALARY($)   BONUS($)(1)     OPTIONS(#)(2)
-----------------------------------------------------------  ---------  ----------  -----------  -------------------

Lou Weisbach...............................................       1998  $  500,000      --               --
  Chairman of the Board, President and Chief Executive            1997  $  500,000      --               35,984
  Officer                                                         1996  $  500,000      --              755,907

Linden D. Nelson...........................................       1998  $  500,000      --              102,000
  Vice Chairman of the Board and Chief Executive Officer of       1997  $  500,000      --             429,734
  CCA                                                             1996      --          --               --

Richard A. Magid...........................................       1998     290,577      --                6,300
  Chief Operating Officer, Treasurer and Assistant                1997     207,804      38,438          105,563
  Secretary                                                       1996     169,255      --              121,875

David C Robbins............................................       1998     135,000     650,000            8,850
  Executive Vice President(3)                                     1997     130,577     423,617           32,063
                                                                  1996     175,000     594,998           23,345

Jon Sloan..................................................       1998      75,000     164,920           11,100
  Vice President--National Accounts                               1997      75,000     126,087           12,450
                                                                  1996      --          --               --

------------------------

(1) Amount for Mr. Magid was earned under the Executive Incentive Compensation Plan. Amounts shown for Messrs. Robbins and Sloan consist of commissions earned for sales of Company products.

(2) Mr. Weisbach and Mr. Nelson each earned 35,984 options in 1997 under the Executive Incentive Compensation Plan, which options were granted in 1998. Mr. Magid and Mr. Robbins earned 14,063 options in 1997 under the Executive Incentive Compensation Plan, which options were granted in 1998.

(3) Salary paid to Mr. Robbins was in lieu of an equal dollar amount of commissions earned by him for sales of Company products.

    The following table sets forth information with respect to options to purchase shares of the Company's Common Stock that were granted in 1998 to each of the executive officers named in the Summary Compensation Table above. No stock appreciation rights ("SARs") were granted to any of the persons listed on the table below during 1998.

                                                                                                  POTENTIAL REALIZABLE
                                                      INDIVIDUAL                                    VALUE AT ASSUMED
                                                   -----------------                              ANNUAL RATES OF STOCK
                                      NUMBER OF       % OF TOTAL         GRANTS                    PRICE APPRECIATION
                                     SECURITIES      OPTIONS/SARS     -------------                        FOR
                                     UNDERLYING       GRANTED TO       EXERCISE OR                   OPTION TERM (1)
                                    OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------
NAME                                GRANTED(#)(2)   FISCAL YEAR (3)      ($/SH)         DATE        5%($)      10%($)
----------------------------------  -------------  -----------------  -------------  -----------  ---------  ----------

Lou Weisbach......................       35,984              1.4%           17.25      02/12/08     368,097     953,808

Linden Nelson.....................       35,984              1.4            17.25      02/12/08     368,097     953,808
                                         75,000              3.0            17.83      02/23/08     840,989   2,131,232
                                         27,000              1.1            16.46      01/05/08     279,493     708,291

Richard A. Magid..................       14,063            *                17.25      02/12/08     143,857     372,760
                                          6,300            *                18.00      11/12/08      71,317     180,730

David C. Robbins..................        8,850            *                16.46      01/05/08      91,612     232,162
                                         14,063            *                17.25      02/12/08     143,857     372,760

Jon Sloan.........................        2,100            *                16.46      01/05/08      21,738      55,089
                                          9,000            *                16.46      01/05/08      93,164     236,097

------------------------

*   Less than 1%

(1) The amounts shown in these columns are the result of calculations at assumed annual rates required by the Commission and are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) All options were granted at an exercise price equal to the Fair Market Value of the Company's Common Stock on the date of grant and vest over a three-year period in increments of one-third each on the first, second and third anniversaries of the date of grant.

(3) Percentage calculations in this column include the number of options granted to employees of the Company and non-employee independent sales representatives for sales of Company products, which sales representatives have subsequently become employees of the Company.

    The following table sets forth information with respect to the options exercised by and the unexercised options held by each of the executive officers named in the Summary Compensation Table above, as of December 31, 1998.

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING        VALUE OF UNEXERCISED
                                                                         UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS/SARS AT         OPTIONS/SARS
                                                                         FY-END (#)          AT FY-END ($)(1)
                                            SHARES        VALUE     ---------------------  ---------------------
                                           ACQUIRED     REALIZED        EXERCISABLE/           EXERCISABLE/
NAME                                      ON EXERCISE      ($)          UNEXERCISABLE          UNEXERCISABLE
----------------------------------------  -----------  -----------  ---------------------  ---------------------

Lou Weisbach............................           0            0       532,262/285,984       2,042,869/951,755

Linden Nelson...........................           0            0       393,750/137,984     3,279,938/1,058,245

Richard A. Magid........................      67,501    1,141,877        343,625/66,363       5,635,761/545,727

David C. Robbins........................           0            0         68,429/33,663       1,300,870/275,948

Jon Sloan...............................           0            0          6,025/17,525          50,188/149,202

------------------------

(1) On December 31, 1998, the closing price per share of the Company's Common Stock was $25.08 (as adjusted to reflect a 3-for-2 stock split in the form of a 50% stock dividend by the Company on February 19, 1999).

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Mr. Weisbach serves as the President and Chief Executive Officer of the Company pursuant to a five year employment agreement which commenced on January 1, 1997. Mr. Weisbach's base salary is $500,000, which amount may be increased from time to time by the Board of Directors; he is eligible to receive bonus payments and additional compensation based upon achievement of profit objectives to be established from time to time solely by the Board of Directors. Mr. Weisbach is also eligible to receive additional compensation pursuant to the Executive Incentive Compensation Plan. The employment agreement provides that on each anniversary of its effective date, the term of Mr. Weisbach's employment automatically shall be extended for an additional one year period, such that the term of the agreement is restored to five years on December 31 of each year; however, either party may elect not to so extend the agreement by giving notice of such election at least 60 days prior to December 31 of each year. In the event Mr. Weisbach's employment is terminated following a "Change of Control," he shall receive, for twenty-four (24) months, benefits no less favorable than those he received under the employment agreement prior to such termination. A "Change of Control" is defined as, among other things, (i) any consolidation or merger wherein the Company is not the continuing or surviving company or which contemplates that all or substantially all of the assets and/or business is controlled by another, (ii) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company, (iii) approval by the shareholders of liquidation or dissolution, (iv) any "person" becoming the beneficial owner of more than 50% of the combined voting power of the Company,
(v) any sale, exchange or transfer of 50% of the securities of the Company representing the total fair market value of the Company or the combined voting power of the Company or (vi) if during a period of two consecutive years from the effective date, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof.

    Mr. Nelson serves as the Vice Chairman of the Company and Chief Executive Officer of CCA pursuant to a five year employment agreement which commenced on January 3, 1997. Mr. Nelson's base salary is $500,000; he is eligible to receive bonus payments and additional compensation in such amounts as shall be determined by the Board of Directors in its sole discretion. Mr. Nelson is also eligible to receive additional compensation pursuant to the Executive Incentive Compensation Plan. The agreement also provides that during the employment of Mr. Nelson and for a period of two (2) years thereafter, he would not disclose proprietary information of the Company or compete with the Company.

    Mr. Magid serves as the Chief Operating Officer, Vice President and Treasurer of the Company pursuant to an employment agreement extending through December 31, 2000. Mr. Magid's initial base salary was $275,000, which was increased as of April 1, 1998 to $300,000, he is eligible to receive bonus payments and additional compensation based upon achievement of profitability and other financial targets to be established from time to time solely by the Board of Directors. Mr. Magid is also eligible to receive additional compensation pursuant to the Executive Incentive Compensation Plan. The employment agreement prohibits Mr. Magid from disclosing any confidential and proprietary information of the Company and from directly or indirectly disclosing such information, except in connection with conducting the business and affairs of the Company. The agreement also provides that, during his employment and for one year thereafter, Mr. Magid shall not, directly or indirectly, compete with the Company.

    The Company has executed materially similar agreements with Linden D. Nelson, Richard A. Magid, Gregory J. Kilrea, David A. Robbins, Gene Eherenfeldt, Sabina D. Filipovic, Michael P. Nemlich, Barry T. Margolin, Barbara G. Berman, David J. Blumenthal, Michael J. Linderman, Jon Sloan, Bradford S. Kerr and Peter
A. Blythe (each, an "Executive") to ensure the continued dedication of such Executives notwithstanding the possibility, threat or occurrence of a "Change of Control." The agreements become effective upon a Change of Control.

    "Change of Control" is defined in these agreements, generally, as (1) the acquisition by an individual, group or entity (each, a "Person") of 30% of the outstanding stock of the Company or the combined voting power of the then outstanding voting power of the Company (but expressly excluding (i) acquisitions directly from the Company by a Person whose holdings do not exceed 40% of the outstanding stock or voting securities prior to or after such acquisition, (ii) any acquisition by the Company, (iii) any acquisition by an Employee Benefit Plan maintained and controlled by the Company, or (iv) certain acquisitions by a corporation pursuant to a merger, consolidation or reorganization); (2) members of the current Board of Directors cease to constitute a majority of the Board of Directors unless such new Directors were approved by a vote of at least a majority of the current Board of Directors; and
(3) certain reorganizations, mergers and consolidations of the Company or sales of the assets of the Company unless, generally, 60% of the outstanding shares of the surviving entity are held by Persons who were holders of the Company prior to such transaction, or at least a majority of the members of the Board of Directors of such surviving company were members of the Company's Board of Directors prior to such transaction.

    Each agreement provides that, in the event an Executive's employment is terminated following a Change of Control, as a result of the death or disability of the Executive, by the Company other than for cause (as defined in the agreement), or by the Executive for good reason (as defined in the agreement), the Company will be obligated to pay the Executive a lump sum payment equal to the Executive's accrued but unpaid base and bonus compensation.

    In addition, if an Executive is terminated by the Company without cause after a Change of Control, the Company will pay such Executive an amount equal to the product of a multiple, specified in the agreement, times the sum of the Executive's base salary plus a formula based upon the bonus or commission paid to the Executive during the previous three years. The specified multiples, which range from 2.0 to 2.99, differ for each Executive. In addition, the Company is obligated to continue to provide to the Executive and/or the Executive's family, for 90 days following termination, benefits that are comparable to the benefits received by the Executive immediately prior to termination. In the event of the Executive's employment is terminated due to death, disability or for cause, the agreement shall terminate without further obligation to the Executive and all accrued obligations shall be paid to the Executive within 30 days of termination. The agreements prohibit the Executive from (i) disclosing confidential information regarding the Company, (ii) during the period of Executive's employment with the Company and for one year thereafter, engaging, directly or indirectly, in any business in the United States or Canada that directly competes with the business of the Company; (iii) soliciting or engaging in business conducted by the Company with a customer or prospective customer; or
(iv) soliciting any employee or independent contractor of the Company that results in the termination of the employment or agency relationship of such individual.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee is currently comprised of Thomas Herskovits and Jordon R. Katz, neither of whom currently is or has been in the past an officer or employee of the Company. The Compensation Committee is responsible for setting executive officer salaries, determining annual bonuses and administering the Company's incentive compensation plans, including the Stock Plan, the Restated Plan and the Executive Incentive Compensation Plan.

POLICY AND OBJECTIVES

    The Compensation Committee believes that executive compensation should attract, retain and motivate the highly qualified individuals required for the success of the Company and should also be commensurate with performance. The Compensation Committee also strives to ensure that the compensation of each executive officer of the Company is fair in relation to his or her experience and overall responsibility at the Company. In general, the Compensation Committee considers both corporate and individual performance in determining executive compensation. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organization and management development against set objectives. In making these evaluations, the Compensation Committee relies upon input from the Chief Executive Officer and/or the Chief Operating Officer regarding the financial performance of the Company and the performance of specific employees.

    Compensation for executive officers of the Company is divided into cash and stock-based components as follows:

CASH-BASED COMPENSATION

    The Company's cash-based compensation consists of salary, bonus and payments pursuant to a non-qualified benefit plan maintained by the Company (the "Non-Qualified Plan"). Annual base salary for each of the Company's executive officers is paid either pursuant to an employment agreement between the officer and the Company (see "Executive Compensation--Employment Agreements", above), or upon the approval of the Compensation Committee, which annually reviews the base salary payable to each executive officer. The Compensation Committee's determination of annual salary is based upon its review of the officer's past performance, the responsibilities associated with the officer's position and any changes with respect thereto, and the recommendation of the Chief Executive Officer and/or the Chief Operating Officer. While the Compensation Committee acknowledges the subjective nature of these determinations, it believes that the base salary paid to each of the Company's executive officers fairly reflects that officer's prior performance, position and overall contribution to the Company's success.

    Under the Non-Qualified Plan, which was established by the Company in 1990, eligible employees may elect to defer a certain amount of compensation for payment at a later date. Currently, the

Non-Qualified Plan allows a participating employee to defer up to 25% of his or her annual compensation (but not less than $1,350) for a minimum of at least five years. Compensation that is deferred under the Non-Qualified Plan is eligible for an "Employer Match" equal to 50% of the deferred amount (up to a maximum of $2,000 per year), which vests on an installment basis according to a formula set forth in the Non-Qualified Plan. The Non-Qualified Plan provides for the payment of the deferred benefit, which includes the deferred compensation, the matched amounts and interest, to the employee on an installment basis after the employee attains at least 60 years of age. Under certain circumstances, including the death, disability or financial hardship of the participating employee, the Non-Qualified Plan provides for the payment of deferred benefits prior to the employee attaining 60 years of age.

    In addition to an annual base salary, certain executive officers, including the Executive Officers named in the Summary Compensation Table, are eligible to receive bonuses payable in cash, options to purchase Common Stock, or both, pursuant to the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan became effective commencing with fiscal year 1997. Under the Executive Incentive Compensation Plan, each Executive except Mr. Robbins and Ms. Berman is eligible to receive a cash bonus, expressed as a percent of his/her base salary, and options to purchase Common Stock. Mr. Robbins and Ms. Berman are eligible to receive only options to purchase Common Stock. The awards are granted based upon the Company's achievement of certain earnings per share ("EPS") targets set by the Compensation Committee and approved by the Board of Directors of the Company, which targets may be adjusted for capital changes (E.G., stock splits, stock dividends, etc.) or due to circumstances materially affecting the EPS (E.G., acquisitions). Awards of cash and options are made based upon the Company's actual EPS as a percentage of the target EPS, which percentage will determine the percent of the Executive's base salary that will be awarded as a cash award and the number of options that will be awarded; provided, however, that (i) no awards will be made unless actual EPS is greater than at least 90% of the target EPS, and (ii) no additional awards will be granted for the amount by which actual EPS exceeds 115% of the target EPS.

STOCK-BASED COMPENSATION

    The Compensation Committee, together with the Board of Directors acting as a whole, is also responsible for administering the Stock Plan and the Restated Plan. Option grants pursuant to such plans are intended to encourage performance that will result in appreciation of the market value of the Company's Common Stock. Stock options are generally awarded from time to time by the Compensation Committee based upon recommendations from the Chief Executive Officer. In making its determinations of option awards, the Compensation Committee or the Board considers the performance of the proposed optionee, the Company's financial performance during the relevant period and the number of options previously granted to the optionee.

    Throughout 1998, the Compensation Committee or the Board also awarded stock options under the Stock Plan to qualifying employees and independent sales representatives of the Company based on commissions earned on sales of the Company products during 1998. In doing so, the Compensation Committee or the Board rewarded these individuals for their efforts on behalf of the Company and offered them the opportunity to acquire an initial, or augment their existing, proprietary interest in the Company.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

    Lou Weisbach serves as the Chief Executive Officer of the Company pursuant to an employment agreement with the Company. See "Executive Compensation--Employment Agreements", above. During fiscal 1998, Mr. Weisbach's total annual compensation was $500,000. The compensation paid to Mr. Weisbach during 1998 was not based upon, and had no specific relation to, the performance of the Company's Common Stock during 1998.

                                          THE COMPENSATION COMMITTEE

                                          Thomas Herskovits
                                          Jordon R. Katz

                               PERFORMANCE GRAPH

NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

        COMPARISON OF $100 INVESTED IN THE COMPANY'S COMMON STOCK, NYSE COMPOSITE INDEX AND THE COMPANY'S PUBLISHED LINE OF BUSINESS GROUP (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                   NYSE STOCKS

                                      NYSE Stock Market     (SIC 5190-5199 US + Foreign)
            HA-LO Industries, Inc.       (US Companies)   Miscellaneous Nondurable Goods
12/31/93                     100.0                100.0                            100.0
12/30/94                     118.2                100.0                            121.5
12/29/95                     559.1                135.5                            131.9
12/31/96                     937.5                164.3                            154.7
12/31/97                     886.4                218.3                            223.5
12/31/98                    1282.7                262.0                            188.7
LEGEND
SYMBOL

------------------------

(1) The above graph compares the performance of the Company's Common Stock with that of a broad equity market index, the New York Stock Exchange (NYSE) Market Index, and a published line-of-business index, NYSE stocks with SIC code 519 (miscellaneous nondurable goods). The Company's line of business is within this SIC code.

                                    AUDITORS

    It is proposed that the shareholders approve the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 1999. The decision to retain Arthur Andersen LLP as the Company's independent auditors for 1999 was approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company. A representative of Arthur Andersen LLP is expected to attend the meeting where he or she will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE REAPPOINTMENT OF SUCH FIRM.

                      2000 ANNUAL MEETING OF SHAREHOLDERS

    The 2000 Annual Meeting of Shareholders is presently scheduled to be held on Tuesday, May 9, 2000. Any proposals of shareholders intended to be personally presented at such meeting must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of proxy no later than November 30, 1999. In addition, any proposals of shareholders intended to be personally presented at such meeting (but not to be included in the Company's Proxy Statement or form of proxy) must be received by the Secretary of the Company no later than February 13, 2000.

                             HA-LO INDUSTRIES, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Lou Weisbach, Richard A. Magid and Gregory J. Kilrea, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, no par value, of HA-LO INDUSTRIES, INC. standing in the name of the undersigned on the Company's books at the close of business on March 16, 1999 at the Annual Meeting of Shareholders to be held in Room 20C of Harris Trust and at any postponement(s) or adjournment(s) thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.


    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE
                     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



                                                  FOR      WITHHOLD      FOR ALL
1. ELECTION OF DIRECTORS                          ALL        ALL          EXCEPT
Nominees:  Lou Weisbach, Linden D. Nelson,        / /        / /           / /
Seymour N. Okner, Richard A. Magid,
David C. Robbins, Thomas Herskovits,
Jordon R. Katz, Marshall J. Katz,
Neil A. Ramo and Robert Sosnick



----------------------------------------
INSTRUCTION: To withhold authority
to vote for any individual nominee
write that nominee's name on the
space provided above

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual
Meeting of Shareholders or any postponement(s) or adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.



2. RATIFICATION OF THE REAPPOINTMENT OF          FOR        AGAINST      ABSTAIN
   ARTHUR ANDERSEN LLP AS THE COMPANY'S          / /         / /          / /
   AUDITORS FOR 1999

3. MARK HERE IF YOU PLAN TO ATTEND THE MEETING        / /

4. In their discretion, the proxies are
   authorized to vote upon such other
   business as may properly come before
   the meeting or at any postponement(s)
   or adjournment(s) thereof.


                 MARK HERE FOR
                 ADDRESS CHANGE
                 AND NOTE BELOW     / /

                 Dated__________________, 1999


                 _____________________________
                 Signature


                 _____________________________
                 Signature


(Please sign as name appears on corporate records.
Joint owners should each sign personally. Trustees and other signing in a representative capacity should indicate the capacity in which they sign).